Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER 2025 FINANCIAL RESULTS

OAKLAND, MARYLAND— July 21, 2025: First United Corporation (the “Corporation”, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and six-month periods ended June 30, 2025. Consolidated net income was $6.0 million for the second quarter of 2025, or $0.92 per diluted common share, compared to $4.9 million, or $0.75 per diluted common share, for the second quarter of 2024 and $5.8 million, or $0.89 per diluted common share, for the first quarter of 2025. Net income for the first six months of 2025 was $11.8 million, or $1.81 per diluted common share, compared to $8.6 million, or $1.31 per diluted common share, for the same period of 2024. Annualized Return on Average Assets and Return on Average Equity for the six-month period ended June 30, 2025 were 1.20% and 12.78%, respectively.

According to Carissa Rodeheaver, Chairman, President and CEO, “The second quarter remained strong, driven by our increasing net interest margin. We were successful in controlling funding costs and the higher-than-expected interest rate environment led to favorable interest income in our loan portfolio. Loan production increased during the quarter and pipelines remain strong. We are excited to have expanded our Morgantown team during the first half of this year and are optimistic about the growth potential of that market. We will continue to add talent when the opportunity presents itself and to focus on technologies that will improve efficiencies long-term and to enhance our customer experience. ”

Second Quarter Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.65% for the second quarter of 2025, reflecting increased loan yields and stable funding costs.
•	Strong loan production during the quarter, with $65.1 million in commercial loan originations and $19.2 million in residential mortgage originations.
•	Provision expense was $0.9 million in the second quarter driven by growth in both the loan portfolio and unfunded commitments and uncertainty of current economic conditions, partially offset by stable asset quality and improved qualitative factors.
•	Operating income, including net gains, increased slightly by $0.2 million when compared to the linked quarter.
•	Operating expenses increased by $0.4 million when compared to the linked quarter primarily due to data processing, other real estate owned (“OREO”) expenses and professional services expenses.
•	A cash dividend of $0.22 per common share was declared in the second quarter.

Income Statement Overview

On a GAAP basis, net income for the second quarter of 2025 was $6.0 million. This compares to $5.8 million for the first quarter of 2025 and $4.9 million for the second quarter of 2024.

	Q2 2025	Q1 2025	Q2 2024
Net Income, GAAP (millions)	$6.0	$5.8	$4.9
Diluted net income per share, GAAP	$0.92	$0.89	$0.75

The $1.1 million increase in quarterly net income when compared to the second quarter of 2024 was primarily driven by a $1.5 million increase in net interest income, a $0.3 million decrease in provision for credit loss, and a $0.2 million increase in non-interest income, partially offset by increases in non-interest expense of $0.6 million and income tax expense of $0.4 million. Comparing the second quarter of 2025 to the same period of 2024, interest and fees on loans increased by $2.1 million due to from the repricing of adjustable-rate loans and growth in our loan portfolio. Interest expense increased by $0.3 million when comparing year-over-year quarterly expense as increased funding was offset by reductions in deposit rates and borrowing costs. Other operating income increased by $0.2 million driven primarily by increases in wealth management income, and other operating expenses increased by $0.6 million driven by a $0.2 million increase in net OREO expenses, a $0.2 million increase in professional services and contract labor expenses, and a $0.2 million increase in data processing costs.

Compared to the linked quarter, net income increased slightly as net interest income increased by $0.7 million due to interest and fees on loans, and other operating income increased by $0.2 million due to increases in gains in sales of residential mortgages, trust department income and debit card income. These increases were partially offset by a $0.2 million increase in the provision for credit losses and a $0.4 million increase in other operating expenses driven by increased net OREO expenses and data processing, professional services, and investor relations expenses.

Net income for the first six months of 2025 was $11.8 million compared to $8.6 million for the same period in 2024. Net interest income increased by $3.7 million. Provision for credit losses decreased by $0.6 million related due primarily to a $1.1 million charge-off related to equipment loans of one commercial relationship in 2024. Other operating income increased by $0.3 million primarily due to increases in gains on sales of residential mortgages and wealth management income. These increases were partially offset by a $0.3 million increase in other operating expenses that was primarily related to a $0.2 million increase in salaries and employee benefits, a $0.1 million increase in marketing and professional services expenses, and a $0.2 million increase in net OREO costs.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.5 million for the second quarter of 2025 when compared to the second quarter of 2024. This increase was driven by an increase of $1.8 million in interest income due to a $2.1 million increase in interest income on loans that resulted from an increase of 26 basis points in the overall yield on the loan portfolio, upward repricing of adjustable-rate loans, and an increase in average balances of $74.1 million. Interest income on Federal funds sold decreased by $0.4 million due to a decrease of 129 basis points in average rates and a decrease of $16.0 million in average balances. Interest expense increased by $0.3 million when compared to the second quarter of 2024. Interest expense paid on deposits increased by $0.4 million due to a $73.3 million increase in average balances, partially offset by a decrease of 2 basis points on the rate paid. Interest paid on short-term borrowings decreased by $0.5 million when compared to the same period of 2024 due to the repayment of the $40.0 million from the Bank Term Funding Program (“BTFP”) late in the third quarter of 2024. Interest paid on long-term borrowings increased by $0.4 million when compared to the second quarter of 2024 due to a $50.0 million increase in average balances, partially offset by a decrease in 100 basis points on rates paid.

Comparing the second quarter of 2025 to the first quarter of 2025, net interest income, on a non-GAAP, FTE basis, increased by $0.7 million. This increase was driven by a $0.8 million increase in interest income that resulted from an increase in interest and fees on loans of $0.5 million as average loan balances increased by $6.3 million and average yield increased by 6 basis points. Interest expense was stable when comparing the second quarter of 2025 to the linked quarter.

Comparing the six months ended June 30, 2025 to the six months ended June 30, 2024, net interest income, on a non-GAAP, FTE basis, increased by $3.7 million. Interest income increased by $3.9 million and was driven by an increase of $4.6 million on interest and fees on loans as average loan balances increased by $74.7 million and the overall yield increased by 36 basis points in correlation with upward repricing of adjustable-rate loans. Interest expense on deposits increased by $0.8 million as the average deposit balances increased by $75.3 million, driven by increases of $4.8 million in demand deposit accounts, $76.6 million in money market balances and $15.9 million in brokered time deposits, partially offset by decreases in savings balances of $16.1 million and $6.1 million in retail time deposits. Interest expense on short-term borrowings decreased by $0.9 million due to the Bank’s utilization of the BTFP program in 2024 and subsequent repayment late in the third quarter of 2024. The net interest margin for the six months ended June 30, 2025 was 3.61% compared to 3.31% for the six months ended June 30, 2024.

Non-Interest Income

Other operating income, including net gains, for the second quarter of 2025 increased by $0.2 million when compared to the same period of 2024. This increase was driven by a $0.1 million increase in wealth management income, reflecting higher market valuations and expanded relationships with both new and existing clients. Additionally, gains on sales of residential mortgages increased by $0.1 million due to growth in production year-over-year.

On a linked quarter basis, other operating income, including net gains, increased by $0.2 million. Debit card income increased by $0.1 million, and gains on sales of residential mortgages increased by $0.1 million due to higher production volumes. Wealth management income was stable when compared to the prior quarter.

Other operating income for the six months ended June 30, 2025 increased by $0.3 million when compared to the same period of 2024. This was attributable to a $0.2 million increase in wealth management income, driven by improving market conditions, increased annuity sales and growth in new and existing customer relationships. Gains on sales of residential mortgages increased by $0.1 million. Service charge and debit card income were both stable when comparing the first six months of 2025 to the same period of 2024.

Non-Interest Expense

Operating expenses increased by $0.6 million in the second quarter of 2025 when compared to the second quarter of 2024. Net OREO expenses increased by $0.2 million due to a $0.1 million gain on the sale of OREO property in the second quarter of 2024 and an increase in costs associated with one OREO property in the second quarter of 2025. Data processing fees increased by $0.2 million and professional services expenses increased by $0.1 million. Salaries and employee benefits increased by $0.1 million due to a $0.3 million increase in salary expense related to normal merit increases effective April 1, 2025, partially offset by decreases in employee life and health insurance expense due to decreased claims.

Operating expenses increased by $0.4 million for the second quarter of 2025 when compared to the linked quarter. Net OREO expenses increased by $0.1 million due primarily to costs associated with one OREO property in the second quarter of 2025. Additionally, data processing, professional services, and investor relations expenses each increased by $0.1 million when compared to the linked quarter.

For the six months ended June 30, 2025, non-interest expense increased by $0.3 million when compared to the six months ended June 30, 2024. Salaries and employee benefits increased by $0.2 million due to normal merit increases effective April 1, 2025, increases in stock compensation expense as a result of to increased stock prices and 401K expenses offset by reduced life and health insurance costs related to reduced claims in 2025. Net OREO expenses increased by $0.2 million due to a $0.1 million gain on the sale of OREO in 2024 as well as one-time expense associated with an OREO property recorded in the second quarter of 2025, increases of $0.1 million in marketing and professional services and an increase in data processing expenses of $0.9 million. These increases were partially offset by a $0.7 million decrease in occupancy and equipment expenses related to accelerated depreciation expense recognized in the first quarter of 2024 related to branch closures.

The effective income tax rates as a percentage of income for the six-month periods ended June 30, 2025 and June 30, 2024 were 24.7% and 24.3%, respectively.

Balance Sheet Overview

Total assets at June 30, 2025 were $2.0 billion, representing a $34.4 million increase since December 31, 2024. During the first six months of 2025, the investment portfolio increased by $9.6 million as bonds were purchased to gain yield in anticipation of potential declines in long-term rates. Gross loans increased by $21.7 million. Management expects stronger growth in the second half of the year due to strong loan pipelines. Other assets, including deferred taxes, premises and equipment, bank owned life insurance, pension assets, and accrued interest receivable, increased by $4.0 million.

Total liabilities at June 30, 2025 were $1.8 billion, representing a $22.6 million increase since December 31, 2024. Total deposits increased by $39.4 million when compared to December 31, 2024 due primarily to the $50.0 million in new brokered deposits that were obtained in January 2025 to fund the repayment of the $50.0 million in overnight borrowings that were outstanding at December 31, 2024. Savings and money market accounts increased by $25.5 million and retail time deposits increased by $3.9 million. Interest-bearing demand deposits, primarily our ICS product, decreased by $39.1 million due primarily to seasonal fluctuations in municipal deposit accounts, and non-interest-bearing deposits decreased by $0.9 million due to increased spending by businesses and consumers related to inflation. Short-term borrowings decreased by $14.5 million due to a $20.9 million decrease in overnight borrowings, partially offset by increases in balances of the overnight investment sweep product.

Outstanding loans of $1.5 billion at June 30, 2025 reflected a $21.7 million increase since December 31, 2024.

Loan Type (in millions)	Change since March 31, 2025	Change since December 31, 2024
Commercial	$21.9	$21.9
1 to 4 Family Mortgages	$1.9	$3.2
Consumer	$(1.2)	$(3.4)
Gross Loans	$22.6	$21.7

Since December 31, 2024, commercial real estate loans increased by $24.4 million, acquisition and development loans increased by $3.6 million, commercial and industrial loans decreased by $6.1 million, residential mortgage loans increased by $3.2 million, and consumer loans decreased by $3.4 million.

New commercial loan production for the second quarter of 2025 was approximately $65.1 million.  The pipeline of commercial loans as of June 30, 2025 was $32.3 million and unfunded, committed commercial construction loans totaled approximately $47.0 million.  Commercial amortization and payoffs were approximately $27.0 million for the three months ended June 30, 2025, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the second quarter of 2025 was approximately $19.2 million, with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of June 30, 2025 was $11.4 million. Unfunded commitments related to residential construction loans totaled $10.0 million at June 30, 2025.

Total deposits at June 30, 2025 increased by $39.4 million when compared to December 31, 2024.

Deposit Type (in millions)	Change since March 31, 2025	Change since December 31, 2024
Non-Interest-Bearing	$3.4	$(0.9)
Interest-Bearing Demand	$(21.2)	$(39.1)
Savings and Money Market	$6.7	$25.5
Time Deposits- Retail	$1.7	$3.9
Tim Deposits- Brokered	$0.0	$50.0
Total Deposits	$(9.4)	$39.4

In January 2025, $50.0 million in brokered time deposits with an average interest rate of 4.24% were obtained to fund the repayment of $50.0 million in overnight borrowings that were outstanding at December 31, 2024. Savings and money market accounts increased by $25.5 million due primarily to the expansion of current and new relationships throughout the first six months of 2025. Non-interest-bearing checking deposits decreased by $0.9 million and interest-bearing checking deposits decreased by $39.1 million due primarily to seasonal fluctuations in municipal and commercial account balances and increased spending by businesses and consumers related to inflation. Retail time deposits increased by $3.9 million since December 31, 2024.

The book value of the Corporation’s common stock was $29.43 per share at June 30, 2025 compared to $27.71 per share at December 31, 2024. At June 30, 2025, there were 6,494,611 basic outstanding shares and 6,506,493 diluted outstanding shares of common stock. The increase in the book value at June 30, 2025 was due to the undistributed net income of $8.9 million for the first six months of 2025.

Asset Quality

The allowance for credit losses (“ACL”) was $19.0 million at June 30, 2025 compared to $17.9 million at June 30, 2024 and $18.2 million at December 31, 2024. The provision for credit losses was $0.9 million for the quarter ended June 30, 2025 compared to $1.2 million for the quarter ended June 30, 2024 and $0.7 million for the first quarter of 2025. The decreased provision expense recorded in the second quarter of 2025 when compared to the same period in 2024 was primarily due to $1.1 million in charge-offs related to one non-accrual commercial loan relationship that occurred in 2024. The increase in provision expense compared to the linked quarter was due to an increase of $22.6 in unfunded loan commitments quarter over quarter. Asset quality remained strong during the second quarter of 2025. Net charge-offs of $0.2 million were recorded for the quarter ended June 30, 2025 compared to net charge-offs of $1.3 million for the quarter ended June 30, 2024. The ratio of the ACL to loans outstanding has been consistent at 1.27% at June 30, 2025 compared to1.25% at March 31, 2025 and 1.26% at June 30, 2024.

The ratio of net charge offs to average loans was 0.07% for the six months ended June 30, 2025, and 0.25% for the six months ended June 30, 2024. The commercial and industrial portfolio had net charge offs of 0.25% and 0.89% for the six-month periods ended June 30, 2025 and 2024, respectively. This shift was due primarily to charge offs of equipment loan balances on one non-accrual commercial relationship during 2024. The acquisition and development portfolio had net recoveries of 0.13% and 0.01% for the six-month periods ended June 30, 2025 and 2024, respectively. This shift was due primarily to recoveries recognized in 2025 related to one relationship that was previously charged off in 2021. The decrease in net charge offs in consumer loans in the first six months of 2025 was primarily driven by approximately $0.3 million in charge offs of demand deposit balances during the first quarter of 2024. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	6/30/2025	6/30/2024
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.01%
Acquisition & Development	0.13%	0.01%
Commercial & Industrial	(0.25%)	(0.89%)
Residential Mortgage	0.01%	(0.01%)
Consumer	(0.96%)	(2.02%)
Total Net (Charge Offs)/Recoveries	(0.07%)	(0.25%)

Non-accrual loans totaled $3.8 million at June 30, 2025 compared to $4.9 million at December 31, 2024. The decrease in non-accrual balances at June 30, 2025 was related to principal reductions.

Non-accrual loans that have been subject to partial charge-offs totaled $0.7 million at both June 30, 2025 and December 31, 2024.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.1 million and $1.6 million at June 30, 2025 and December 31, 2024, respectively. As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.27% at June 30, 2025 compared to 0.32% at December 31, 2024 and 0.26% as June 30, 2024.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and the impact that any such events have on our critical accounting assumptions and estimates made as of June 30, 2025, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2025	2024	2025	2024
Results of Operations:
Interest income	$24,871	$23,113	$48,933	$45,011
Interest expense	8,164	7,875	16,210	15,961
Net interest income	16,707	15,238	32,723	29,050
Provision for credit losses	860	1,194	1,516	2,140
Other operating income	4,940	4,782	9,762	9,575
Net gains	146	59	238	141
Other operating expense	12,974	12,364	25,550	25,245
Income before taxes	$7,959	$6,521	$15,657	$11,381
Income tax expense	1,975	1,607	3,867	2,769
Net income	$5,984	$4,914	$11,790	$8,612

Per share data:
Basic net income per share	$0.92	$0.75	$1.82	$1.31
Diluted net income per share	$0.92	$0.75	$1.81	$1.31
Adjusted Basic net income (1)	$0.92	$0.75	$1.82	$1.37
Adjusted Diluted net income (1)	$0.92	$0.75	$1.81	$1.37
Dividends declared per share	$0.22	$0.20	$0.44	$0.40
Book value	$29.43	$25.39
Diluted book value	$29.38	$25.34
Tangible book value per share	$27.64	$23.55
Diluted Tangible book value per share	$27.59	$23.49

Closing market value	$31.01	$20.42
Market Range:
High	$32.09	$22.88
Low	$25.90	$19.40

Shares outstanding at period end: Basic	6,494,611	6,465,601
Shares outstanding at period end: Diluted	6,506,493	6,479,624

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.20%	0.89%
Adjusted return on average assets	1.20%	0.98%
Return on average shareholders' equity	12.78%	10.48%
Adjusted return on average shareholders' equity	12.78%	11.52%
Net interest margin (Non-GAAP), includes tax exempt income of $104 and $116	3.61%	3.31%
Net interest margin GAAP	3.60%	3.29%
Efficiency ratio - non-GAAP (1)	59.66%	63.48%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	June 30,	December 31
	2025	2024
Financial Condition at period end:
Assets	$2,007,471	$1,973,022
Earning assets	$1,789,747	$1,758,665
Gross loans	$1,502,481	$1,480,793
Commercial Real Estate	$550,717	$526,364
Acquisition and Development	$98,937	$95,314
Commercial and Industrial	$281,484	$287,534
Residential Mortgage	$521,968	$518,815
Consumer	$49,375	$52,766
Investment securities	$279,541	$269,991
Total deposits	$1,614,207	$1,574,829
Noninterest bearing	$425,784	$426,737
Interest bearing	$1,188,423	$1,148,092
Shareholders' equity	$191,147	$179,295

Capital ratios:
Tier 1 to risk weighted assets	15.22%	14.70%
Common Equity Tier 1 to risk weighted assets	13.32%	12.79%
Tier 1 Leverage	12.08%	11.88%
Total risk based capital	16.47%	15.92%

Asset quality:
Net charge-offs for the quarter	$(151)	$(362)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,813	$4,931
Loans 90 days past due and accruing	535	918
Total nonperforming loans and 90 day past due	$4,348	$5,849

Other real estate owned	$3,035	$3,062
Other repossessed assets	$2,802	$2,802
Modified loans	$1,198	$1,006

Allowance for credit losses to gross loans	1.27%	1.23%
Allowance for credit losses to non-accrual loans	499.45%	368.49%
Allowance for credit losses to non-performing assets	186.98%	155.13%
Non-performing and 90 day past due loans to total loans	0.29%	0.39%
Non-performing loans and 90 day past due loans to total assets	0.22%	0.30%
Non-accrual loans to total loans	0.25%	0.33%
Non-performing assets to total assets	0.51%	0.59%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2025	2025	2024	2024	2024	2024
Results of Operations:
Interest income	$24,871	$24,062	$23,725	$23,257	$23,113	$21,898
Interest expense	8,164	8,046	8,025	8,029	7,875	8,086
Net interest income	16,707	16,016	15,700	15,228	15,238	13,812
Provision for credit losses	860	656	529	264	1,194	946
Other operating income	4,940	4,822	4,924	4,912	4,782	4,793
Net gains	146	92	132	141	59	82
Other operating expense	12,974	12,576	12,081	12,314	12,364	12,881
Income before taxes	$7,959	$7,698	$8,146	$7,703	$6,521	$4,860
Income tax expense	1,975	1,892	1,960	1,932	1,607	1,162
Net income	$5,984	$5,806	$6,186	$5,771	$4,914	$3,698

Per share data:
Basic net income per share	$0.92	$0.90	$0.95	$0.89	$0.75	$0.56
Diluted net income per share	$0.92	$0.89	$0.95	$0.89	$0.75	$0.56
Adjusted basic net income (1)	$0.92	$0.90	$0.95	$0.89	$0.75	$0.62
Adjusted diluted net income (1)	$0.92	$0.89	$0.95	$0.89	$0.75	$0.62
Dividends declared per share	$0.22	$0.22	$0.22	$0.22	$0.22	$0.20
Book value	$29.43	$28.35	$27.71	$26.90	$25.39	$24.89
Diluted book value	$29.38	$28.27	$27.65	$26.84	$25.34	$24.86
Tangible book value per share	$27.64	$26.55	$25.89	$25.06	$23.55	$23.08
Diluted Tangible book value per share	$27.59	$26.47	$25.83	$25.01	$23.49	$23.05

Closing market value	$31.01	$30.02	$33.71	$29.84	$20.42	$22.91
Market Range:
High	$32.09	$41.61	$36.17	$30.77	$22.88	$23.85
Low	$25.90	$29.38	$29.63	$20.40	$19.40	$21.21

Shares outstanding at period end: Basic	6,494,611	6,478,634	6,471,096	6,468,625	6,465,601	6,648,645
Shares outstanding at period end: Diluted	6,506,493	6,497,454	6,485,119	6,482,648	6,479,624	6,657,239

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.20%	1.19%	1.06%	0.99%	0.89%	0.76%
Adjusted return on average assets (1)	1.20%	1.19%	1.08%	1.01%	0.98%	0.85%
Return on average shareholders' equity	12.78%	12.83%	12.16%	11.52%	10.48%	9.07%
Adjusted return on average shareholders' equity (1)	12.78%	12.83%	12.42%	11.78%	11.52%	10.11%
Net interest margin (Non-GAAP), includes tax exempt income of $104 and $116	3.61%	3.56%	3.38%	3.34%	3.31%	3.12%
Net interest margin GAAP	3.60%	3.55%	3.36%	3.32%	3.29%	3.10%
Efficiency ratio - non-GAAP (1)	59.66%	59.95%	61.31%	62.46%	63.48%	65.71%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2025	2024	2024	2024	2024
Financial Condition at period end:
Assets	$2,007,471	$1,979,753	$1,973,022	$1,916,126	$1,868,599	$1,912,953
Earning assets	$1,789,747	$1,762,891	$1,758,665	$1,722,346	$1,695,425	$1,695,962
Gross loans	$1,502,481	$1,479,869	$1,480,793	$1,447,883	$1,422,975	$1,412,327
Commercial Real Estate	$550,717	$532,764	$526,364	$502,828	$506,273	$492,819
Acquisition and Development	$98,937	$94,063	$95,314	$92,909	$88,215	$83,424
Commercial and Industrial	$281,484	$282,370	$287,534	$277,994	$260,168	$274,722
Residential Mortgage	$521,968	$520,072	$518,815	$519,168	$511,354	$501,990
Consumer	$49,375	$50,600	$52,766	$54,984	$56,965	$59,372
Investment securities	$279,541	$275,143	$269,991	$267,214	$267,151	$278,716
Total deposits	$1,614,207	$1,623,574	$1,574,829	$1,540,395	$1,537,071	$1,563,453
Noninterest bearing	$425,784	$422,415	$426,737	$419,437	$423,970	$422,759
Interest bearing	$1,188,423	$1,201,159	$1,148,092	$1,120,958	$1,113,101	$1,140,694
Shareholders' equity	$191,147	$183,694	$179,295	$173,979	$164,177	$165,481

Capital ratios:
Tier 1 to risk weighted assets	15.22%	14.87%	14.70%	14.61%	14.51%	14.58%
Common Equity Tier 1 to risk weighted assets	13.32%	12.97%	12.79%	12.66%	12.54%	12.60%
Tier 1 Leverage	12.08%	11.94%	11.88%	11.88%	11.69%	11.48%
Total risk based capital	16.47%	16.10%	15.92%	15.83%	15.75%	15.83%

Asset quality:
Net (charge-offs)/recoveries for the quarter	$(151)	$(360)	$(362)	$(109)	$(1,309)	$(459)
Nonperforming assets: (Period End)
Nonaccrual loans	$3,813	$4,026	$4,931	$8,073	$9,438	$16,007
Loans 90 days past due and accruing	535	233	918	538	526	120
Total nonperforming loans and 90 day past due	$4,348	$4,259	$5,849	$8,611	$9,964	$16,127

Other real estate owned	$3,035	$3,062	$3,062	$2,860	$2,978	$4,402
Other repossessed assets	$2,802	$2,802	$2,802	$42	$32	$68
Modified/restructured loans	$1,198	$1,021	$1,006	$1,016	$893	$-

Allowance for credit losses to gross loans	1.27%	1.25%	1.23%	1.24%	1.26%	1.27%
Allowance for credit losses to non-accrual loans	499.45%	458.69%	368.49%	223.09%	189.90%	112.34%
Allowance for credit losses to non-performing assets	186.98%	182.43%	155.13%	157.00%	138.49%	87.59%
Non-performing and 90 day past due loans to total loans	0.29%	0.29%	0.39%	0.59%	0.70%	1.14%
Non-performing loans and 90 day past due loans to total assets	0.22%	0.22%	0.30%	0.45%	0.53%	0.84%
Non-accrual loans to total loans	0.25%	0.27%	0.33%	0.56%	0.66%	1.13%
Non-performing assets to total assets	0.51%	0.51%	0.59%	0.60%	0.69%	1.07%

Consolidated Statement of Condition

(Dollars in thousands - Unaudited)	June 30, 2025	March 31, 2025	December 31, 2024
Assets
Cash and due from banks	$77,313	$82,813	$77,020
Interest bearing deposits in banks	1,800	1,618	1,307
Cash and cash equivalents	79,113	84,431	78,327
Investment securities – available for sale (at fair value)	103,582	99,998	94,494
Investment securities – held to maturity (at cost)	174,951	174,144	175,497
Equity investments with readily determinable fair market values	1,008	1,001	—
Restricted investment in bank stock, at cost	5,815	5,815	5,768
Loans held for sale	110	—	806
Loans	1,502,481	1,479,869	1,480,793
Unearned fees	(533)	(457)	(442)
Allowance for credit losses	(19,044)	(18,467)	(18,170)
Net loans	1,482,904	1,460,945	1,462,181
Premises and equipment, net	29,644	30,010	30,081
Goodwill and other intangible assets	11,609	11,691	11,773
Bank owned life insurance	49,642	49,293	48,952
Deferred tax assets	9,151	10,021	9,989
Other real estate owned, net	3,035	3,062	3,062
Operating lease asset	1,058	1,131	1,204
Pension asset	18,537	16,064	17,824
Accrued interest receivable and other assets	37,312	32,147	33,064
Total Assets	$2,007,471	$1,979,753	$1,973,022
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$425,784	$422,415	$426,737
Interest bearing deposits	1,188,423	1,201,159	1,148,092
Total deposits	1,614,207	1,623,574	1,574,829
Short-term borrowings	50,954	20,342	65,409
Long-term borrowings	120,929	120,929	120,929
Operating lease liability	1,231	1,308	1,384
Allowance for credit loss on off balance sheet exposures	995	863	863
Accrued interest payable and other liabilities	26,579	27,617	28,889
Dividends payable	1,429	1,426	1,424
Total Liabilities	1,816,324	1,796,059	1,793,727
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,494,611 shares at June 30, 2025; 6,478,634 at March 31, 2025; and 6,471,096 at December 31, 2024	65	65	65
Surplus	21,121	20,606	20,476
Retained earnings	197,938	193,382	189,002
Accumulated other comprehensive loss	(27,977)	(30,359)	(30,248)
Total Shareholders’ Equity	191,147	183,694	179,295
Total Liabilities and Shareholders’ Equity	$2,007,471	$1,979,753	$1,973,022

Historical Income Statement

	2025		2024
	Q2	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$22,294	$21,755	$21,299	$21,018	$20,221	$19,218
Interest on investment securities
Taxable	1,776	1,763	1,672	1,647	1,697	1,744
Exempt from federal income tax	57	45	47	56	53	53
Total investment income	1,833	1,808	1,719	1,703	1,750	1,797
Other	744	499	707	536	1,142	883
Total interest income	24,871	24,062	23,725	23,257	23,113	21,898
Interest expense
Interest on deposits	6,788	6,683	6,585	6,579	6,398	6,266
Interest on short-term borrowings	21	20	40	467	509	461
Interest on long-term borrowings	1,355	1,343	1,400	983	968	1,359
Total interest expense	8,164	8,046	8,025	8,029	7,875	8,086
Net interest income	16,707	16,016	15,700	15,228	15,238	13,812
Credit loss expense/(credit)
Loans	728	657	522	195	1,251	961
Debt securities held to maturity	—	—	—	14	—	—
Off balance sheet credit exposures	132	(1)	7	55	(57)	(15)
Provision for credit losses	860	656	529	264	1,194	946
Net interest income after provision for credit losses	15,847	15,360	15,171	14,964	14,044	12,866
Other operating income
Gains on sale of residential mortgage loans	146	92	132	141	59	82
Net gains/(losses)	146	92	132	141	59	82
Other Income
Service charges on deposit accounts	577	547	553	555	556	556
Other service charges	214	206	211	236	225	215
Trust department	2,386	2,323	2,323	2,328	2,255	2,188
Debit card income	983	921	1,134	1,000	999	932
Bank owned life insurance	348	341	345	340	334	326
Brokerage commissions	370	421	295	297	362	495
Other	62	63	63	156	51	81
Total other income	4,940	4,822	4,924	4,912	4,782	4,793
Total other operating income	5,086	4,914	5,056	5,053	4,841	4,875
Other operating expenses
Salaries and employee benefits	7,319	7,331	6,456	7,160	7,256	7,157
FDIC premiums	267	245	260	256	285	269
Equipment	565	578	490	627	635	923
Occupancy	675	689	563	709	652	954
Data processing	1,600	1,503	1,688	1,333	1,422	1,318
Marketing	196	238	205	151	184	134
Professional services	589	476	536	477	449	486
Contract labor	166	163	181	149	84	183
Telephone	96	98	99	97	103	109
Other real estate owned	208	92	47	124	14	86
Investor relations	132	62	65	84	91	53
Contributions	78	56	53	65	66	50
Other	1,083	1,045	1,438	1,082	1,123	1,159
Total other operating expenses	12,974	12,576	12,081	12,314	12,364	12,881
Income before income tax expense	7,959	7,698	8,146	7,703	6,521	4,860
Provision for income tax expense	1,975	1,892	1,960	1,932	1,607	1,162
Net Income	$5,984	$5,806	$6,186	$5,771	$4,914	$3,698
Basic net income per common share	$0.92	$0.90	$0.95	$0.89	$0.75	$0.56
Diluted net income per common share	$0.92	$0.89	$0.95	$0.89	$0.75	$0.56
Weighted average number of basic shares outstanding	6,489	6,474	6,470	6,468	6,527	6,642
Weighted average number of diluted shares outstanding	6,506	6,490	6,484	6,482	6,537	6,655
Dividends declared per common share	$0.22	$0.22	$0.22	$0.22	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude accelerated depreciation expenses related to the branch closures.

	Three months ended June 30,		Six months ended June 30,
(in thousands, except for per share amount)	2025	2024	2025	2024
Net income - as reported	$5,984	$4,914	$11,790	$8,612
Adjustments:
Accelerated depreciation expenses	—	—	—	562
Income tax effect of adjustments	—	—	—	(137)
Adjusted net income (non-GAAP)	$5,984	$4,914	$11,790	$9,037

Diluted earnings per share - as reported	$0.92	$0.75	$1.81	$1.31
Adjustments:
Accelerated depreciation expenses	—	—	—	0.08
Income tax effect of adjustments	—	—	—	(0.02)
Adjusted basic and diluted earnings per share (non-GAAP)	$0.92	$0.75	$1.81	$1.37

	As of or for the three months ended		As of or for the six months ended
	June 30,		June 30,
(in thousands, except per share data)	2025	2024	2025	2024
Per Share Data
Basic net income per share - as reported	$0.92	$0.75	$1.82	$1.31
Basic net income per share - non-GAAP	0.92	0.75	1.82	1.37
Diluted net income per share - as reported	$0.92	$0.75	$1.81	$1.31
Diluted net income per share - non-GAAP	0.92	0.75	1.81	1.37
Basic book value per share	$29.43	$25.39
Diluted book value per share	$29.38	$25.34

Significant Ratios:	As of or for the six months ended
	June 30,
Return on Average Assets - as reported	1.20%	0.89%
Accelerated depreciation expenses	-	0.12%
Income tax effect of adjustments	-	(0.03%)
Adjusted Return on Average Assets (non-GAAP)	1.20%	0.98%

Return on Average Equity - as reported	12.78%	10.48%
Accelerated depreciation expenses	-	1.38%
Income tax effect of adjustments	-	(0.34%)
Adjusted Return on Average Equity (non-GAAP)	12.78%	11.52%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	June 30
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,489,485	22,304	6.01%	$1,415,353	$20,237	5.75%
Investment Securities:
Taxable	283,914	1,776	2.51%	268,522	1,697	2.54%
Non taxable	7,424	101	5.46%	7,800	95	4.90%
Total	291,338	1,877	2.58%	276,322	1,792	2.61%
Federal funds sold	50,675	628	4.97%	66,658	1,037	6.26%
Interest-bearing deposits with other banks	3,799	20	2.11%	2,194	18	3.30%
Other interest earning assets	5,815	96	6.62%	3,390	87	10.32%
Total earning assets	1,841,112	24,925	5.43%	1,763,917	23,171	5.28%
Allowance for credit losses	(18,685)			(18,184)
Non-earning assets	175,323			198,749
Total Assets	$1,997,750			$1,944,482
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$357,725	$1,520	1.70%	$369,835	$1,495	1.63%
Interest-bearing money markets- retail	473,262	3,578	3.03%	400,747	3,515	3.53%
Interest-bearing money markets- brokered	496	5	4.04%	111	1	3.62%
Savings deposits	168,854	45	0.11%	182,988	46	0.10%
Time deposits - retail	147,433	1,122	3.05%	146,420	1,016	2.79%
Time deposits - brokered	50,000	518	4.16%	24,396	325	5.36%
Total deposits	1,197,770	6,788	2.27%	1,124,497	6,398	2.29%
Short-term borrowings	19,811	21	0.43%	71,900	509	2.85%
Long-term borrowings	120,929	1,355	4.49%	70,929	968	5.49%
Total interest-bearing liabilities	1,338,510	8,164	2.45%	1,267,326	7,875	2.50%
Non-interest-bearing deposits	440,779			479,232
Other liabilities	29,889			32,884
Shareholders’ Equity	188,572			165,040
Total Liabilities and Shareholders’ Equity	$1,997,750			$1,944,482
Net interest income and spread		$16,761	2.98%		$15,296	2.78%
Net interest margin			3.65%			3.49%

	Six Months Ended
	June 30,
	2025			2024
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,486,334	$44,072	5.98%	$1,411,619	$39,471	5.62%
Investment Securities:
Taxable	284,612	3,539	2.51%	281,524	3,441	2.46%
Non taxable	6,977	182	5.26%	7,803	189	4.87%
Total	291,589	3,721	2.57%	289,327	3,630	2.52%
Federal funds sold	46,213	1,012	4.42%	65,251	1,795	5.53%
Interest-bearing deposits with other banks	3,174	35	2.22%	1,352	49	7.29%
Other interest earning assets	5,795	196	6.82%	4,248	181	8.57%
Total earning assets	1,833,105	49,036	5.39%	1,771,797	45,126	5.12%
Allowance for loan losses	(18,550)			(17,940)
Non-earning assets	174,298			201,873
Total Assets	$1,988,853			$1,955,730
Liabilities and Shareholders’ Equity
Deposits
Interest-bearing demand deposits	$366,170	$3,173	1.75%	$361,358	$2,936	1.63%
Interest-bearing money markets- retail	468,732	7,125	3.07%	392,164	6,774	3.47%
Interest-bearing money markets- brokered	316	6	3.83%	55	1	3.66%
Savings deposits	170,178	88	0.10%	186,280	94	0.10%
Time deposits - retail	145,984	2,176	3.01%	152,049	2,134	2.82%
Time deposits - brokered	43,059	903	4.23%	27,198	724	5.35%
Total deposits	1,194,439	13,471	2.27%	1,119,104	12,663	2.28%
Short-term borrowings	21,423	41	0.39%	72,626	970	2.69%
Long-term borrowings	120,929	2,698	4.50%	86,973	2,327	5.38%
Total interest-bearing liabilities	1,336,791	16,210	2.45%	1,278,703	15,960	2.51%
Non-interest-bearing deposits	435,362			478,655
Other liabilities	30,682			33,624
Shareholders’ Equity	186,018			164,748
Total Liabilities and Shareholders’ Equity	$1,988,853			$1,955,730
Net interest income and spread		$32,826	2.94%		$29,166	2.61%
Net interest margin			3.61%			3.31%